UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2013

NV5 HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35849	45-3458017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Park Road, Suite 350 Hollywood, Florida		33021
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 495-2112

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 24, 2013, NV5 Holdings, Inc. (the “Company”) entered into an Amended and Restated Warrant Agreement (the “Amended and Restated Warrant Agreement”) with Registrar and Transfer Company (the “Warrant Agent”). The Company and the Warrant Agent entered into the original Warrant Agreement on April 2, 2013 in connection with the Company’s initial public offering of its units (the “Original Warrant Agreement”). The Original Warrant Agreement set forth the terms of the warrants included in the Company’s units and appointed the Warrant Agent to act as warrant agent for such warrants.

The Company and the Warrant Agent entered into the Amended and Restated Warrant Agreement in order to amend: (i) Section 3.1 of the Original Warrant Agreement to provide that the Company, in its sole discretion, may extend the duration of the warrants by delaying the expiration date; provided, however, that the Company will provide notice to the registered holders of the warrants of such extension of not less than twenty (20) days; and provided, further, that any such extension shall be identical in duration among all of the warrants, and (ii) Section 3.2 of the Original Warrant Agreement to provide that the Company, in its sole discretion, may lower the exercise price of the warrants at any time prior to the expiration date for a period of not less than ten (10) business days; provided, however, that any such reduction shall be identical among all of the warrants.

The foregoing description of the Amended and Restated Warrant Agreement is qualified in its entirety by reference to the Amended and Restated Warrant Agreement, a copy of which is attached hereto as Exhibit 4.1 and is hereby incorporated by reference into this Item 1.01.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 27, 2013 and as previously disclosed, the Company announced that commencing on September 27, 2013, the common stock and warrants comprising the Company’s units will begin trading separately on the Nasdaq Capital Market (“Nasdaq”) under the symbols “NVEE” and “NVEEW”, respectively. In connection with the separate trading of the common stock and warrants, the Company’s units ceased trading under the symbol “NVEEU” on or about the close of the markets on September 26, 2013 and the units will be delisted from Nasdaq.

Item 8.01	Other Events.

The Company announced that, commencing on September 27, 2013 and continuing until 5:00 p.m., New York City time, on October 11, 2013 (the “Temporary Reduction Expiration Time”), it will temporarily reduce the exercise price of all of its outstanding public warrants from $7.80 per share to $6.00 per share. Any and all such warrants properly exercised in accordance with their respective terms no later than the Temporary Reduction Expiration Time will be accepted by the Company at the reduced $6.00 per share exercise price and one share of the Company’s registered common stock per warrant will be issued to the exercising warrant holder.

After the Temporary Reduction Expiration Time, the exercise price of the public warrants will automatically revert to the warrant exercise price of $7.80 per share included in the original terms of the public warrants and the reduced exercise price will no longer be in effect. Except for the reduced $6.00 per share exercise price of the warrants until the Temporary Reduction Expiration Time, the terms of the public warrants remain unchanged. Holders of such warrants that desire to exercise their warrants should contact their brokers and instruct them to exercise their warrants no later than the Temporary Reduction Expiration Time.

As of September 27, 2013, approximately 1,610,000 public warrants were outstanding and the Company had received irrevocable commitments from holders of approximately 55% of the outstanding warrants, including participation from the Company’s officers and directors, to exercise their warrants prior to the Temporary Reduction Expiration Time.

On September 27, 2013, the Company issued a press release announcing the temporary warrant exercise price reduction, a copy of which is attached hereto as Exhibit 99.1 and is hereby incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Warrant Agreement, dated September 24, 2013, between the Registrant and Registrar and Transfer Company

99.1	Press Release dated September 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2013	NV5 HOLDINGS, INC.

	By:	/s/ Michael P. Rama
	Name:	Michael P. Rama
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Warrant Agreement, dated September 24, 2013, between the Registrant and Registrar and Transfer Company

99.1	Press Release dated September 27, 2013